Exhibit 23.1

Consent of Independent Public Accountants

We consent to the inclusion in this registration statement on Form SB-2 of our report dated February 6, 2004, except for Notes 10 and 11, which are as of February 25, 2004, on our audit of the consolidated financial statements of Chiral Quest, Inc. and Subsidiary as of and for the year ended December 31, 2003. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J. H. Cohn LLP

Roseland, New Jersey
March 23, 2004